Exhibit (a)(5)(C)

For Immediate Release:

LANDRY’S COMMENCES CASH TENDER OFFER FOR ALL OUTSTANDING SHARES OF MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS AT $8.75 PER SHARE

Houston, TX – November 22, 2011 — McCormick & Schmick’s Seafood Restaurants, Inc. (NASDAQ: MSSR) (“MSSR”) and Landry’s, Inc. (“Landry’s”) today announced that Landry’s MSA Co., Inc. (“Purchaser”), a wholly-owned subsidiary of Landry’s, has commenced a tender offer to acquire all of the issued and outstanding shares of common stock of MSSR at a price of $8.75 per share, net to seller in cash without interest.   The tender offer is being made  in accordance with the previously announced Agreement and Plan of Merger, dated November 7, 2011, by and among MSSR, Landry’s and Purchaser.

Pursuant to the merger agreement, upon the completion of the tender offer and satisfaction or waiver of certain conditions, Purchaser will merge with and into MSSR, with MSSR continuing as the surviving corporation in the merger and becoming a direct, wholly-owned subsidiary of Landry’s.  Each issued and outstanding share (other than shares owned by Landry’s, Purchaser or MSSR, or by any stockholder of MSSR who is entitled to and properly exercises appraisal rights under Delaware law) will, by virtue of the merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to $8.75, without interest and less any applicable withholding taxes.

The MSSR board of directors has unanimously determined that the terms of the merger agreement, the tender offer, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of MSSR’s stockholders. Accordingly, MSSR’s board of directors recommends that MSSR’s stockholders accept the offer and tender their shares to Purchaser in the offer and, if required by applicable law, vote to adopt the merger agreement.

Landry’s and Purchaser are filing with the Securities and Exchange Commission (the “SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the offer. Additionally, MSSR is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of MSSR’s board of directors that MSSR’s stockholders tender their shares into the tender offer.

The offer and withdrawal rights will expire at midnight, New York City time, on December 20, 2011 unless it is extended or earlier terminated in accordance with the terms of the merger agreement.  The tender offer is subject to customary conditions, including the acquisition by Purchaser of a majority of the outstanding shares of MSSR common stock plus the aggregate number of shares issuable to holders of options from which MSSR has received notices of exercise prior to the expiration of the tender offer, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Depositary for the tender offer is Computershare Inc., c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, RI 02940-3011.  The Information Agent for the tender offer is Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, N.Y. 10022.  The tender offer materials may be obtained at no charge by directing a request by mail to Okapi Partners LLC or by calling toll-free at (877) 285-5990.

About McCormick & Schmick’s Seafood Restaurants

McCormick & Schmick’s Seafood Restaurants focus on serving a broad selection of fresh seafood with a menu printed twice daily and featuring the signature “Fresh List” of 20 different varieties of fresh seafood, in addition to aged steaks, poultry, entrée salads and pasta. Each restaurant’s chef contributes to the menu’s unique and imaginative appeal by creating dishes tailored to regional tastes and their own talents. McCormick & Schmick’s offers an inviting atmosphere and a high quality, diverse menu for everyone from casual diners, families and tourists to business travelers and special occasion diners. Learn more at http://www.mccormickandschmicks.com. Find McCormick & Schmick’s on Facebook at http://www.Facebook.com/McCormickandSchmicks or follow them on Twitter at http://www.Twitter.com/McandSchmicks.

About Landry’s, Inc.

Landry’s, Inc., wholly owned by Tilman J. Fertitta, is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of high end and casual dining restaurants, primarily under the names of Landry’s Seafood House, Rainforest Cafe, The Chart House, Bubba Gump Shrimp Co., Claim Jumper, Saltgrass Steak House and Oceanaire, as well as a fine dining signature group of restaurants: Vic & Anthony’s, Grotto, Willie G’s and others.  The Company is also engaged in the ownership and operation of gaming, hospitality and entertainment businesses, including the Golden Nugget Hotel & Casinos in Las Vegas and Laughlin, Nevada, and Atlantic City, the Kemah Boardwalk, the San Luis Resort Hotel, and the Downtown Aquariums in Denver and Houston.  Landry’s and Mr. Fertitta’s affiliated companies will generate approximately $2 billion in revenues in 2011.

Forward Looking Statement

This press release contains forward-looking statements relating to the potential acquisition of MSSR by Landry’s. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of MSSR’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived.  Other factors that may cause actual results to differ materially include those set forth in the reports that MSSR files from time to time with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended December 29, 2010 and quarterly and current reports on Form 10-Q and Form 8-K. These forward-looking statements reflect MSSR’s and Landry’s expectations as of the date of this press release.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

Landry’s MSA Co., Inc., a wholly-owned subsidiary of Landry’s, Inc., has commenced a tender offer to purchase all of the outstanding shares of common stock of McCormick & Schmick’s Seafood Restaurants, Inc. at $8.75 per share, net to the seller in cash, without interest.  The offer is currently scheduled to expire at 12:00 Midnight, New York City time, on December 20, 2011, unless the offer is extended or earlier terminated.

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to Okapi Partners LLC.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES.  THE SOLICITATION AND THE OFFER TO BUY MSSR’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT LANDRY’S WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THEREAFTER MSSR WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER.  MSSR STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE OF CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH ITS WEBSITE AT WWW.SEC.GOV WHEN THEY BECOME AVAILABLE OR FROM LANDRY’S BY CONTACTING OKAPI PARTNERS LLC AT 1-877-285-5990 (TOLL-FREE FROM THE U.S).

Contact McCormick & Schmick’s Seafood Restaurants:

Investor Relations:
Amy Bilbija
(212) 929-5802
MacKenzie Partners, Inc.

Media Contact:
Matthew Sherman / Nicole Greenbaum
(212) 355-4449
Joele Frank, Wilkinson Brimmer Katcher

Contact Landry’s:

Rick H. Liem
Executive Vice President & CFO
(713) 850-1010

or

Okapi Partners
Patrick J. McHugh/Bruce H. Goldfarb
(212) 297-0720